Exhibit 99.1


[NFO Worldwide Logo}

                                                      CONTACT:  Patrick G. Healy
                                                         Chief Financial Officer
                                                                    203-618-8502
                                                        e-mail:  phealy@nfow.com


                     NFO REDUCES EPS EXPECTATIONS FOR FOURTH
                              QUARTER AND YEAR 2000


         Greenwich, CT - December 20, 1999 - NFO Worldwide, Inc. (NYSE:NFO) today announced it has reached a definitive agreement to be acquired by The Interpublic Group (NYSE:IPG). Further details are contained in a separate press release issued earlier today by IPG and NFO.

         NFO today also reported that it expects its earnings per share, before special charges, for the fourth quarter ending December 31, 1999 to be in the range of $0.00 to $0.05 per share, compared with the First Call consensus estimate of $0.28, and the $0.23 reported in the fourth quarter of 1998. The Company also said that it will record special after-tax charges of $15 to $20 million, the majority of which are non-cash in nature, primarily to reduce the intangible assets associated with the Company's domestic financial services business to their estimated net realizable values. The Company also indicated that earnings per share estimates for the 2000 year should be revised downward from current analyst estimates to reflect the 1999 fourth quarter EPS performance and to reflect certain strategic and operational investments the Company is now planning to make in the year 2000.

         The Company attributed its fourth quarter earnings shortfall to lower than expected revenues in its domestic financial services and high-tech/telecommunication businesses, and lower than planned revenues in Europe due to a continued weakening Euro as well as slightly lower than planned local currency growth. In addition, profitability within the Company's Asia Pacific operations is expected to be adversely affected by a very competitive pricing environment, despite the fact that revenues within this region are expected to increase during the fourth quarter.

         NFO Worldwide, Inc. is a leading provider of research-based, marketing information and counsel to the worldwide business community. With almost 13,000 full and part-time employees operating in 35

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countries; in-depth expertise in all research methodologies; and in-field marketing experience across multiple market sectors, NFO provides clients with trusted insight into the behaviors, attitudes and opinions of customers around the globe. Key services include comprehensive counsel on market evaluation, product development, brand management, customer satisfaction, pricing, distribution, and advertising effectiveness. The Company delivers custom and syndicated marketing information and counsel to over 3,000 clients in key market sectors such as packaged goods and foods, healthcare, financial services, high-tech/ telecommunications, travel & leisure, automotive and business to business. NFO is the largest custom marketing research firm in North America, and is among the top three in the world. Together with its subsidiary and affiliated companies, NFO is the world's largest provider of Internet-based custom marketing research services. Visit NFO Worldwide on the Web http://www.nfow.com.

         Statements in this press release relating to matters that are not historical facts are forward looking statements. Such forward-looking statements are based on the Company's current forecasts and actual results may differ materially. To understand the risks, which may affect the Company's future performance, please refer to Part 1 of NFO's 1998 Annual Report on Form 10-K filed on March 31, 1999.